Exhibit 99.1

Gulf Resources Announces Bromine Factories #4 and #9 Commencing Commercial Production

SHOUGUANG, China, May 07, 2020 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (NASDAQ:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China today announced that its Factories #4 and #9 commenced commercial production on May 6, 2020.

These two factories started trial production in the mid-April 2020. Based on the results of the trial production, these two factories have commenced commercial production.

Mr. Liu Xiaobin, the CEO of Gulf stated, “The Company made efforts to accommodate the rectification as required by the local government, and was adversely impacted by typhoons and COVID-19 situation. We are now pleased to have four of our factories back in commercial production including Factories #1,#4,#7 and #9. We expect following the gradual recovery of the China economy, and the increase of downstream demand, company look forward to generating revenues and profits in the future.”

About Gulf Resources, Inc.
Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements
Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.

Web:	http://www.gulfresourcesinc.com
Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrong@vip.163.com